As filed with the Securities and Exchange Commission on October 3, 2016

Registration No. 333-195143

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IMS HEALTH HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-1335689
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

83 Wooster Heights Road

Danbury, CT 06810

(203) 448-4600

(Address of Principal Executive Offices) (ZIP Code)

HEALTHCARE TECHNOLOGY HOLDINGS, INC. 2010 EQUITY INCENTIVE PLAN

IMS HEALTH HOLDINGS, INC. 2014 INCENTIVE AND STOCK AWARD PLAN

IMS HEALTH INCORPORATED DEFINED CONTRIBUTION EXECUTIVE RETIREMENT PLAN

(Full Title of The Plans)

Ari Bousbib

Chairman, Chief Executive Officer & President

IMS Health Holdings, Inc.

83 Wooster Heights Road

Danbury, CT 06810

(203)448-4600

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

IMS Health Holdings, Inc., a Delaware corporation (the “Registrant”), is filing this post-effective amendment to deregister certain securities originally registered pursuant to the Registration Statement on Form S-8 filed on April 9, 2014 (file no. 333-176155) with respect to shares of the Registrant’s Common Stock, par value $0.01 (the “Common Stock”). These shares were registered for offer or sale pursuant to (i) Healthcare Technology Holdings, Inc. 2010 Equity Incentive Plan, (ii) IMS Health Holdings, Inc. 2014 Incentive and Stock Award Plan and (iii) IMS Health Incorporated Defined Contribution Executive Retirement Plan (collectively, the “Plans”). A total of 49,370,150 shares were registered for issuance under the Plans.

On May 3, 2016, Quintiles Transnational Holdings Inc., a North Carolina corporation (“Quintiles”), and the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, the Registrant will merge with and into Quintiles, with Quintiles continuing as the surviving corporation (the “Surviving Corporation”), and the separate corporate existence of the Registrant will cease (the “Merger”). Immediately prior to the completion of the Merger, Quintiles will convert to a Delaware corporation. Pursuant to the Merger Agreement, Quintiles, as the Surviving Corporation, will assume the obligations of the Registrant under the Plans. Consequently, no future awards will be made under the Plans. As a result of the transactions contemplated by the Merger, the Registrant has terminated all offerings of the Registrant’s Common Stock pursuant to the Registration Statement and hereby removes and withdraws from registration all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danbury, State of Connecticut, on the 3rd day of October, 2016.

IMS HEALTH HOLDINGS, INC.

By:	/s/ Ari Bousbib
Ari Bousbib
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ari Bousbib Ari Bousbib	Chairman of the Board of Directors, Chief Executive Officer & President (Principal Executive Officer)	October 3, 2016

/s/ Ronald E. Bruehlman Ronald E. Bruehlman	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	October 3, 2016

/s/ Harshan Bhangdia Harshan Bhangdia	Vice President and Controller (Principal Accounting Officer)	October 3, 2016

A majority of the Board of Directors:

John G. Danhakl, Sharad S. Mansukani, M.D., Ronald A. Rittenmeyer, Todd B. Sisitsky, Bryan M. Taylor

/s/ Ari Bousbib Ari Bousbib	As Attorney-in-Fact	October 3, 2016